UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2024

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Riverpark Drive, North Reading, MA	01864
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 370-2700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.125 per share	TER	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets

As previously disclosed, on November 7, 2023 Teradyne, Inc. (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) with Technoprobe S.p.A. (“Technoprobe”), T-Plus S.p.A., Technoprobe’s controlling shareholder (“T-Plus”), and Teradyne International Holdings, B.V., a wholly owned indirect subsidiary of the Company (the “Investor”). Pursuant to the terms of the Investment Agreement, on May 27, 2024 (the “Closing Date”), the Investor acquired 65,326,087 shares of Technoprobe, representing 10% of its issued and outstanding shares, comprised of a combination of shares previously owned by T-Plus (2% fully diluted) and shares newly issued by Technoprobe (8% fully diluted) (the “Investment”). The aggregate value of cash consideration paid by the Investor on the Closing Date for the Investment was approximately $522 million.

The foregoing is a summary of the terms of the Investment Agreement and does not purport to summarize or include all terms relating to the transactions contemplated by the Investment Agreement. The foregoing summary is qualified in its entirety by reference to the Investment Agreement, a copy of which is included as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference. The representations, warranties and covenants contained in the Investment Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. Certain of the representations and warranties have been made for the purposes of allocating contractual risk between the parties to the Investment Agreement instead of establishing these matters as facts. Shareholders of the Company are not third-party beneficiaries under the Investment Agreement. In addition, the representations and warranties contained in the Investment Agreement (i) are qualified by information disclosed to the Company and the Investor in a virtual data room, (ii) were made only as of the date of such agreement or a prior, specified date, and (iii) in some cases are subject to qualifications with respect to materiality, knowledge and/or other matters, including standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Investment, which subsequent information may or may not be fully reflected in the Company’s or Technoprobe’s public disclosures. Accordingly, shareholders of the Company should not rely on the representations and warranties as characterizations of the actual state of facts or condition of the Company or Technoprobe or any of their respective subsidiaries or affiliates.

Item 7.01.	Regulation FD Disclosure

As previously disclosed, on November 7, 2023, concurrently with entry into the Investment Agreement, the Company entered into an agreement with Technoprobe to sell to Technoprobe its Device Interface Solutions business unit (the “DIS Divestiture”). On the Closing Date, the Company completed the DIS Divestiture for $85 million, net of cash and debt, and subject to a customary working capital adjustment.

The information furnished under this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Investment Agreement, dated November 7, 2023, by and among Teradyne, Inc., Technoprobe S.p.A., T-Plus S.p.A., and Teradyne International Holdings B.V.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADYNE, INC.

Dated: May 31, 2024	By:	/s/ Ryan E. Driscoll
	Name:	Ryan E. Driscoll
	Title:	V.P., General Counsel and Secretary